Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Second Quarter 2021
Financial and Operating Results
•Second quarter 2021 net loss of $19.7 million, adjusted EBITDA of $62.1 million and Distributable Cash Flow (“DCF”) of $46.5 million
•Revolver balance reduced by $40 million in 2Q 2021 and $114 million year-to-date, achieving approximately 80% of SMLP’s full year 2021 debt reduction guidance target
•Subsequent to June 30, 2021, secured $400 million of commitments for a new 4.5-year asset-based revolving credit facility, the closing of which is conditioned on the arrangement of new high yield notes and collectively will be used to refinance SMLP's 2022 debt maturities
•Double E construction is progressing ahead of schedule and under budget with a projected 4Q 2021 in service date
Houston, Texas (August 6, 2021) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended June 30, 2021, including a net loss of $19.7 million, adjusted EBITDA of $62.1 million and DCF of $46.5 million. Net loss for the quarter included $31.5 million of non-cash charges including (i) a $19.3 million loss contingency accrual related to a previously disclosed incident dating back to a 2015 release of produced water from a pipeline owned by Meadowlark Midstream and (ii) an $12.2 million accrual related to Energy Capital Partners' full exercise of equity warrants in exchange for 414,477 SMLP common units. Operated natural gas volume throughput averaged 1,441 million cubic feet per day (“MMcf/d”) and liquids volume throughput averaged 63 thousand barrels per day (“Mbbl/d”). Operated natural gas volumes increased 7.1% relative to the first quarter of 2021, largely due to continued strong performance from the four Utica Shale wells connected in the first quarter of 2021 and 20 new wells that were turned-in-line during the second quarter of 2021 across the Utica Shale, Williston Basin and Marcellus Shale segments. Quarterly liquids volume throughput decreased by 3.1% relative to the first quarter of 2021, primarily as a result of natural production declines.
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit's second quarter financial and operational results far exceeded our original expectations set in March, and adjusted EBITDA of $62.1 million was in line with our recently increased full year 2021 adjusted EBITDA guidance range of $225 million to $240 million. Our quarterly results were driven largely by our continued focus on operational excellence and proactive cost management efforts, together with robust performance from well connections to date. We are encouraged by the substantially improved commodity price backdrop and we continue to see signs of increasing customer activity around our footprint as we look ahead to 2022, particularly in our Permian, Williston and Utica segments. We remain optimistic that this positive momentum will continue to build through the end of the year and into 2022."
"We are making excellent progress towards achieving our holistic refinancing plans of our 2022 debt maturities, which is expected to include a new $400 to $500 million asset-based revolver and a new high yield notes offering of $700 to $750 million. To date, we have received $400 million of ABL Revolver commitments from existing lenders and new lenders, conditioned on the successful arrangement of a new high yield notes offering that we expect to launch during the third quarter of 2021. When completed, the ABL Revolver and new high yield notes will provide a comprehensive financing solution for Summit with enhanced financial flexibility, sufficient liquidity to grow the business and a multi-year runway to continue harvesting substantial free cash flow to further de-lever the balance sheet and drive significant unitholder value going forward. Completing this refinancing plan is the top priority for our team and we are excited about closing this comprehensive financing solution and removing an overhang that has negatively impacted our stakeholders for quite some time."
"We also continue to make excellent progress with construction of the Double E Pipeline while maintaining a premier project safety and compliance record. With construction now approximately 60% complete, we are ahead of schedule and we are well on track to place the project in-service during the fourth quarter of 2021. Additionally, we continue to expect to deliver the project below the $425 million revised budget with approximately $30 million of uncommitted contingency remaining in the budget."
"Additionally, we recently announced that we have entered into agreements with the government to resolve investigations into the previously disclosed discovery in January 2015 of a produced water spill into Blacktail Creek, near Marmon, North Dakota (the "Blacktail Release"). The spill occurred on a produced water gathering system owned by Meadowlark Midstream, which has been a subsidiary of SMLP since 2016. We have been working to resolve this matter since 2015 and I'm pleased that we have reached a satisfactory settlement resolution for all parties. As part of the settlement, SMLP has agreed to pay an aggregate amount of $36.3 million, which has been fully accrued, and which will be paid over a period of six years to the state of North Dakota and the federal government. A portion of the settlement proceeds will provide funding for supplemental environmental projects in the region. The settlement remains subject to court approval to become effective."
"Safety and the environment are of the utmost importance to Summit, our board and all of our employees. Since the Marmon spill, SMLP has invested approximately $75 million in related environmental remediation efforts as well as made improvements to our operating systems and our company-wide processes and procedures that we believe are leading edge among industry pipeline management best practices."
2022 Maturities – Refinancing Update
Over the last several months, Summit has initiated a comprehensive plan to refinance its existing $1.1 billion revolving credit facility, due May 2022 (the "Revolver") and 5.50% senior unsecured notes due 2022 (the “2022 Notes” and together with the Revolver, the “2022 Maturities”). As of today, the 2022 Maturities have an aggregate outstanding principal balance of approximately $969 million, comprised of approximately $735 million outstanding under the Revolver, net of cash, and approximately $234 million outstanding under the 2022 Notes.
To date, Summit has secured $400 million of commitments from a syndicate of existing and new lenders for a new, 4.5-year, asset-based revolving credit facility, based on the value of Summit’s above-ground fixed assets. The closing of the ABL Revolver is conditioned on the successful arrangement of a new $700 million to $750 million high yield notes offering (the "New HY Notes"), which Summit expects to launch and close before the end of September 2021, and other customary closing conditions. The ABL Revolver and the New HY Notes will be scheduled to close concurrently in the third quarter of 2021, and collectively, the proceeds will be used to refinance the 2022 Maturities.
Second Quarter 2021 Business Highlights
In the second quarter of 2021, SMLP’s average daily natural gas throughput for its operated systems increased by 7.1% to 1,441 MMcf/d, and liquids volumes decreased by 3.1% to 63 Mbbl/d, relative to the first quarter of 2021. SMLP’s customers are currently operating five drilling rigs on acreage behind SMLP's gathering systems and had approximately 22 DUCs in inventory upstream of its systems as of June 30, 2021, with visible line of sight to completions for the majority of these DUCs by the end of the third quarter of 2021.
Core Focus Areas:
•Core Focus Areas generated combined quarterly segment adjusted EBITDA of $32.7 million and had combined capital expenditures of $3.8 million in the second quarter of 2021.
•Utica Shale segment adjusted EBITDA totaled $10.7 million, a 38.0% increase over the first quarter of 2021, which was driven primarily by an 86 MMcf/d increase in quarterly volume throughput. The 4-well pad that was connected in March of 2021, produced in excess of 170 MMcf/d in the second quarter and six new wells were turned-in-line behind the TPL-7 interconnect during the quarter. At June 30, 2021, our Utica Shale customers had four DUCs, which are all expected to be turned-in-line by the end of the year. Both the 4-well pad that was connected in the first quarter and these four DUCs are subject to a gathering agreement we amended last year, structured to incentivize accelerated upstream activity and increased throughput volumes behind our SMU system.
•Ohio Gathering segment adjusted EBITDA totaled $6.8 million, which is in-line with first quarter of 2021, driven by lower operating expenses, which were partially offset by lower revenues due to a 7.9% decrease in volume throughput. Three wells were connected during the second quarter of 2021, and there are four DUCs that are expected to be turned-in-line in the third quarter of 2021.
•Williston Basin segment adjusted EBITDA totaled $9.6 million in the second quarter of 2021, a 10.9% decrease from the first quarter of 2021, primarily as a result of higher operating expenses and 2 Mbbl/d of reduced liquids volume throughput and changes in customer volume mix. Two wells were connected behind the Bison gas gathering system in the second quarter of 2021 and quarterly natural gas volume throughput of 12 MMcf/d was in-line with the first quarter 2021 results. There were six DUCs in inventory behind our liquids focused system as of June 30, 2021, all of which are expected to be turned-in-line by the end of the third quarter.
•DJ Basin segment adjusted EBITDA totaled $5.1 million in the second quarter of 2021, a 4.5% decrease from the first quarter of 2021, primarily due to changes in customer volume mix. Second quarter volume throughput averaged 23 MMcf/d, which was in-line with first quarter volume throughput and as of June 30, 2021, there were no DUCs behind our DJ Basin infrastructure expected to be turned-in-line in the near-term.
•Permian Basin segment adjusted EBITDA totaled $0.5 million in the second quarter of 2021, a decrease of approximately $0.2 million compared to the first quarter of 2021, largely due to increased operating expenses for compressor related maintenance and property taxes, despite flat quarterly throughput volumes of 29 MMcf/d. There were no new wells connected during the quarter and no DUCs currently behind the Permian system; however, there has been an increase in commercial discussions that could result in incremental volumes in the fourth quarter of 2021.
Legacy Areas:
•Legacy Areas generated $35.1 million of combined segment adjusted EBITDA in the second quarter of 2021 and had combined capital expenditures of -$0.5 million, after accounting for certain expense reimbursements for previously capitalized projects which were received during the quarter.
•Piceance Basin segment adjusted EBITDA of $20.3 million decreased by 3.4% from the first quarter of 2021, primarily due to 14 MMcf/d of lower volume throughput, compared to the first quarter of 2021. There were no new wells connected in the second quarter behind our Piceance infrastructure and volume throughput decreased primarily as a result of natural production declines.
•Barnett Shale segment adjusted EBITDA of $8.9 million increased by 10.9% from the first quarter of 2021, primarily due to a combination of lower operating expenses, changes in customer margin mix and an increase in quarterly volumes. Although there were no new wells turned-in-line during the quarter, throughput volumes increased by 1.5% over the first quarter of 2021 due to workovers and recompletions of existing wells. Our customers have seven DUCs that are scheduled to be turned-in-line in the third quarter of 2021.
•Marcellus Shale segment adjusted EBITDA of $5.9 million increased 4.7% from the first quarter of 2021, driven primarily by a 5.9% increase in volume throughput, primarily as a result of nine new wells that were turned-in-line towards the middle of the second quarter, as expected.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Average daily throughput (MMcf/d):
Utica Shale	496	416	453	319
Williston Basin	12	14	12	14
DJ Basin	23	20	23	26
Permian Basin	29	32	29	33
Piceance Basin	326	367	334	375
Barnett Shale	198	203	195	218
Marcellus Shale	357	339	347	351
Aggregate average daily throughput	1,441	1,391	1,393	1,336

Average daily throughput (Mbbl/d):
Williston Basin	63	76	64	87
Aggregate average daily throughput	63	76	64	87

Ohio Gathering average daily throughput (MMcf/d) (1)	514	540	536	575
__________
(1)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$10,652	$10,693	$18,372	$16,621
Ohio Gathering (2)	6,841	7,514	13,713	15,453
Williston Basin	9,626	12,727	20,431	28,919
DJ Basin	5,106	4,339	10,453	10,250
Permian Basin	461	1,828	1,170	3,409
Piceance Basin	20,324	21,734	41,358	45,291
Barnett Shale	8,889	8,510	16,905	17,270
Marcellus Shale	5,868	4,888	11,469	10,208
Total	$67,767	$72,233	$133,871	$147,421
Less: Corporate and Other (3)	5,637	7,643	11,298	16,927
Adjusted EBITDA	$62,130	$64,590	$122,573	$130,494
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3)Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $3.4 million in the second quarter of 2021, inclusive of maintenance capital expenditures of $1.2 million. Capital expenditures in the second quarter of 2021 were primarily related to growth projects to connect new pad sites in our Utica Shale and Williston Basin segments, which are expected to commence production in the second half of 2021.

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$3,450	$1,482
Williston Basin	1,149	7,423
DJ Basin	3,758	8,428
Permian Basin	(2,234)	4,921
Piceance Basin	(719)	404
Barnett Shale	148	869
Marcellus Shale	293	430
Total reportable segment capital expenditures	$5,845	$23,957
Corporate and Other	117	3,469
Total cash paid for capital expenditures	$5,962	$27,426
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
Capital & Liquidity
As of June 30, 2021, SMLP had $762 million drawn under its $1.1 billion Revolver and $314.9 million of undrawn commitments, after accounting for $23.1 million of issued, but undrawn letters of credit. Year-to-date through June 30, 2021, SMLP has reduced the drawn balance on the Revolver by $95 million, including $40 million in the second quarter of 2021. Subject to covenant limits, our available borrowing capacity at June 30, 2021 totaled approximately $138 million. SMLP also had $7.2 million of unrestricted cash on hand as of June 30, 2021.
Based upon the terms of SMLP’s Revolver, and total outstanding debt, net of cash, of $1.25 billion (inclusive of $493.5 million of senior unsecured notes), SMLP’s total leverage ratio and first lien leverage ratio (as defined in the credit agreement) as of June 30, 2021, were 5.0 to 1.0 and 3.0 to 1.0, respectively, relative to maximum threshold limits of 5.75 to 1.0 and 3.50 to 1.0.
Double E Update
As of today, construction of the Double E Pipeline is approximately 60% complete and all of the identified complex construction activities have been completed. The project is progressing ahead of schedule and costs continue to track well below budget. Summit continues to expect that it will commission Double E and commence service in the fourth quarter of 2021. Summit funded all of its $42.8 million of Double E capital calls in the second quarter of 2021 with borrowings under the non-recourse credit facilities at its wholly-owned, unrestricted subsidiary, Summit Permian Transmission, LLC (“Permian Transmission”). As of June 30, 2021, there was $53.5 million outstanding under the Permian Transmission credit facility.
MVC Shortfall Payments
SMLP billed its customers $11.5 million in the second quarter of 2021 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the second quarter of 2021, SMLP recognized $13.6 million of gathering revenue associated with MVC shortfall payments.

SMLP had no adjustments to MVC shortfall payments in the second quarter of 2021. SMLP’s MVC shortfall payment mechanisms contributed $13.6 million of total adjusted EBITDA in the second quarter of 2021.

	Three Months Ended June 30, 2021
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA

Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,639	$3,639	$—	$3,639
Total net change	$3,639	$3,639	$—	$3,639

MVC shortfall payment adjustments:
Williston Basin	$—	$2,145	$—	$2,145
Piceance Basin	6,198	6,198	—	6,198
Marcellus Shale	1,657	1,657	—	1,657
Total MVC shortfall payment adjustments	$7,855	$10,000	$—	$10,000

Total (1)	$11,494	$13,639	$—	$13,639
__________
(1) Exclusive of Ohio Gathering due to equity method accounting.

	Six Months Ended June 30, 2021
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA

Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$7,302	$7,302	$—	$7,302
Total net change	$7,302	$7,302	$—	$7,302

MVC shortfall payment adjustments:
Williston Basin	$—	$4,290	$—	$4,290
Piceance Basin	12,362	12,362	—	12,362
Marcellus Shale	—	3,208	—	3,208
Total MVC shortfall payment adjustments	$12,362	$19,860	$—	$19,860

Total (1)	$19,664	$27,162	$—	$27,162
__________
(1) Exclusive of Ohio Gathering due to equity method accounting.
Quarterly Distribution
The board of directors of SMLP’s general partner continues to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units for the period ended June 30, 2021. Unpaid distributions on the Series A preferred units will continue to accrue.
Second Quarter 2021 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 6, 2021, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free

888-771-4371 and entering the passcode 50196089. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Upcoming Investor Conference
Members of SMLP’s senior management team will virtually attend the Citi 2021 Midstream Energy Conference on August 18, 2021. Presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com in advance of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, a non-GAAP financial measure. We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.   Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure by external users of our financial statements such as investors, commercial banks, research analysts and others.
Adjusted EBITDA is used to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws.  Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could."  In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2020 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(In thousands)
ASSETS
Cash and cash equivalents	$7,211	$15,544
Restricted cash	314	—
Accounts receivable, net	61,233	61,932
Other current assets	11,090	4,623
Total current assets	79,848	82,099
Property, plant and equipment, net	1,768,897	1,817,546
Intangible assets, net	186,525	199,566
Investment in equity method investees	433,440	392,740
Other noncurrent assets	5,335	7,866
TOTAL ASSETS	$2,474,045	$2,499,817

LIABILITIES AND CAPITAL
Trade accounts payable	$14,824	$11,878
Accrued expenses	10,092	13,036
Deferred revenue	10,593	9,988
Ad valorem taxes payable	5,395	9,086
Accrued compensation and employee benefits	5,847	9,658
Accrued interest	8,007	8,007
Accrued environmental remediation	1,959	1,392
Current portion of long-term debt	762,000	—
Other current liabilities	28,209	5,363
Total current liabilities	846,926	68,408
Long-term debt, excluding current portion	539,099	1,347,326
Noncurrent deferred revenue	44,857	48,250
Noncurrent accrued environmental remediation	1,192	1,537
Other noncurrent liabilities	38,994	21,747
Total liabilities	1,471,068	1,487,268
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	97,679	89,658

Partners' Capital
Series A Preferred Units	161,907	174,425
Common limited partner capital	743,391	748,466
Total partners' capital	905,298	922,891
TOTAL LIABILITIES AND CAPITAL	$2,474,045	$2,499,817

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$74,233	$73,911	$144,580	$157,703
Natural gas, NGLs and condensate sales	16,416	10,683	37,180	24,463
Other revenues	9,392	7,413	17,599	14,744
Total revenues	100,041	92,007	199,359	196,910
Costs and expenses:
Cost of natural gas and NGLs	16,626	6,088	37,102	14,313
Operation and maintenance	17,507	21,152	34,100	42,963
General and administrative (1)	29,360	12,786	39,938	29,347
Depreciation and amortization	28,364	29,630	56,875	59,296
Transaction costs	450	1,207	217	1,218
Gain on asset sales, net	(4)	(281)	(140)	(166)
Long-lived asset impairment	33	654	1,525	4,475
Total costs and expenses	92,336	71,236	169,617	151,446
Other income (expense), net	(2,334)	276	(2,284)	(151)
Loss on ECP Warrants	(12,159)	—	(13,634)	—
Interest expense	(15,502)	(21,990)	(29,455)	(45,818)
Gain on early extinguishment of debt	—	54,235	—	54,235
Income (loss) before income taxes and equity method investment income	(22,290)	53,292	(15,631)	53,730
Income tax benefit	248	389	262	402
Income from equity method investees	2,304	3,040	4,619	6,351
Net income (loss)	$(19,738)	$56,721	$(10,750)	$60,483

Net income (loss) per limited partner unit:
Common unit – basic	$(2.91)	$16.66	$(2.91)	$15.73
Common unit – diluted	$(2.91)	$15.92	$(2.91)	$15.27

Weighted-average limited partner units outstanding:
Common units – basic	6,656	2,977	6,392	2,999
Common units – diluted	6,656	3,116	6,392	3,088
__________
(1) For the three and six months ended June 30, 2021, the amount includes a $19.3 million incremental loss contingency related to the Blacktail Release and $0.1 million and $1.0 of restructuring and severance expenses, respectively. For the three and six months ended June 30, 2020, the amount includes $0.6 million and $3.3 million of restructuring expenses.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Other financial data:
Net income (loss)	$(19,738)	$56,721	$(10,750)	$60,483
Net cash provided by operating activities	34,787	35,170	86,217	105,371
Capital expenditures	3,352	8,843	5,962	27,426
Contributions to equity method investees	43,324	21,695	48,943	79,728
Adjusted EBITDA	62,130	64,590	122,573	130,494
Cash flow available for distributions (1)	$46,465	$42,669	$92,628	$73,594
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,441	1,391	1,393	1,336
Aggregate average daily throughput – liquids (Mbbl/d)	63	76	64	87

Ohio Gathering average daily throughput (MMcf/d) (3)	514	540	536	575
__________
(1) Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2) Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.
(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income	$(19,738)	$56,721	$(10,750)	$60,483
Add:
Interest expense	15,502	21,990	29,455	45,818
Income tax (benefit) expense	(248)	(389)	(262)	(402)
Depreciation and amortization (1)	28,598	29,866	57,344	59,766
Proportional adjusted EBITDA for equity method investees (2)	6,841	7,514	13,713	15,453
Adjustments related to MVC shortfall payments (3)	—	2,291	—	(3,151)
Adjustments related to capital reimbursement activity (4)	(2,225)	(237)	(3,470)	(448)
Unit-based and noncash compensation	1,048	1,846	3,015	4,569
Gain on early extinguishment of debt	—	(54,235)	—	(54,235)
Gain on asset sales, net	(4)	(281)	(140)	(166)
Long-lived asset impairment	33	654	1,525	4,475
Other, net (5)	34,627	1,890	36,762	4,683
Less:
Income from equity method investees	2,304	3,040	4,619	6,351
Adjusted EBITDA	$62,130	$64,590	$122,573	$130,494
Less:
Cash interest paid	14,984	24,413	27,869	44,073
Cash paid for taxes	15	—	15	—
Senior notes interest adjustment (6)	(512)	(4,869)	—	(1,806)
Adjusted Series A Preferred Units cash distribution (7)	—	—	—	7,125
Maintenance capital expenditures	1,178	2,377	2,062	7,508
Cash flow available for distributions (8)	$46,465	$42,669	$92,628	$73,594
__________
(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(3) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.
(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(5) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended June 30, 2021, the amount includes a $19.3 million incremental loss contingency related to the Blacktail Release and a $12.2 million loss related to the change in the fair value of the ECP Warrants. For the six months ended June 30, 2021, the amount includes a $19.3 million incremental loss contingency related to the Blacktail Release, a $13.6 million loss related to the change in the fair value of the ECP Warrants, $0.8 million of restructuring expenses and $0.2 million of severance expenses. For the three and six months ended June 30, 2020, the amount represents restructuring expenses and transaction costs associated with the GP Buy-In Transaction.
(6) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(7) Adjusted Series A Preferred Units cash distribution represents the amount of cash distributions paid, or accrued, on the Series A Preferred Units. Distributions on the Series A Preferred Units are due to be paid or accrued semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.
(8) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$86,217	$105,371
Add:	—
Interest expense, excluding amortization of debt issuance costs	26,008	42,682
Income tax (benefit) expense	(262)	(402)
Loss on ECP warrants and unsettled interest rate swaps	(16,326)	—
Changes in operating assets and liabilities	(6,434)	(19,388)
Proportional adjusted EBITDA for equity method investees (1)	13,713	15,453
Adjustments related to MVC shortfall payments (2)	—	(3,151)
Adjustments related to capital reimbursement activity (3)	(3,470)	(448)
Other, net (4)	36,762	4,683
Less:	—
Distributions from equity method investees	13,116	12,749
Noncash lease expense	519	1,557
Adjusted EBITDA	$122,573	$130,494
Less:
Cash interest paid	27,869	44,073
Cash paid for taxes	15	—
Senior notes interest adjustment (5)	$—	(1,806)
Adjusted Series A Preferred Units cash distribution (6)	—	7,125
Maintenance capital expenditures	2,062	7,508
Cash flow available for distributions (7)	$92,628	$73,594
__________
(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.
(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2021, the amount includes a $19.3 million incremental loss contingency related to the Blacktail Release, $0.8 million of restructuring expenses and $0.2 million of severance expenses. For the six months ended June 30, 2020, the amount includes $3.3 million of restructuring expenses and $1.4 million of transaction costs associated with the GP Buy-In Transaction.
(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.
(6) Adjusted Series A Preferred Units cash distribution represents the amount of cash distributions paid, or accrued, on the Series A Preferred Units. Distributions on the Series A Preferred Units are due to be paid or accrued semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.
(7) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: Ross Wong, Sr. Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP